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                                                                    EXHIBIT 23.3

                                [SH&E LETTERHEAD]


American Airlines, Inc.
Mail Drop 5662
4333 Amon Carter Boulevard
Fort Worth, TX 76155
Attn: Mr. Michael P. Thomas
Managing Director, Corporate Finance & Banking


         Re: American Airlines, Inc. ("American") Spare Parts Financing


Ladies and Gentleman:

         We consent to the use of the report prepared by us with respect to the spare parts referred to in the Prospectus included in American's Registration Statement on Form S-4 relating to the exchange of 7.25% Class A Secured Notes due 2009 which have been registered under the Securities Act of 1933 for any and all outstanding 7.25% Class A Secured Notes due 2009, to the summary of such report in the Prospectus under the headings "Prospectus Summary - Collateral," "Risk Factors - Risk Factors Relating to the Notes and the Exchange Offer - Appraisals and Realizable Value of Collateral" and "Description of the Appraisal" and to references to our Firm under the headings "Prospectus Summary
- Collateral," "Risk Factors - Risk Factors Relating to the Notes and the Exchange Offer - Appraisals and Realizable Value of Collateral" and "Appraiser".


                                             Simat, Helliesen & Eichner, Inc.

                                             /s/ CLIVE G. MEDLAND

                                             Clive G. Medland
                                             Senior Vice President